CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Oppenheimer Series Fund, Inc.:

We consent to the use of our report dated December 16, 2011, with respect to the financial statements and financial highlights of Oppenheimer Value Fund (a portfolio of Oppenheimer Series Fund, Inc.), incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado

February 24, 2012